Exhibit 99.1

AXIM BIOTECH ENTERS TERM SHEET AGREEMENT WITH US API COMPANY TO DEVELOP BIOEQUVALENT PRODUCT TO MARINOL

NEW YORK – Mar 28, 2017 AXIM® Biotechnologies, Inc. (AXIM® Biotech) (OTCQB: AXIM), a world leader in cannabinoid research and development, today announced that it has entered into a Term Sheet Agreement with a U.S.-based controlled-substances API (Active Pharmaceutical Ingredient) production company to develop a dronabinol-based functional, controlled-release chewing gum product based on AXIM IP and technology. The new dronabinol chewing gum product will be bioequivalent to Marinol®, and used to help treat patients with chemotherapy induced nausea and vomiting and AIDS patients experiencing appetite and weight loss. Since its market introductions, Marinol® remains the only FDA approved cannabis-based drug available in the US.

In its current form, Marinol is delivered through a gel capsule where 90% of the dronabinol is metabolized into 11-OH-THC due to the first-pass (liver) metabolism. This causes significant side effects for patients including impaired thinking and other adverse reactions. AXIM’s patented control-release chewing gum largely bypasses the first pass metabolism in the liver and results in decreased side effects for patients.

AXIM will work with this API-manufacturing company in the development of the Marinol bioequivalent chewing gum. The company will supply AXIM with the synthetic dronabinol (delta-9-THC) for use in these trials. AXIM will then conduct a bioequivalency study. Following the completion of the study, AXIM will seek FDA approval to bring this chewing gum product to market.

“This is a substantial step forward to improving the current product offerings on the market for patients who are suffering these types of symptoms,” said George E. Anastassov, MD, DDS, MBA and Chief Executive Officer of AXIM Biotech. “Currently there is a 40% drop-out rate of patients who take Marinol, we are hopeful that our innovative chewing gum delivery method will lead to decreased side effects and allow for a better quality of life for these patients.”

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About AXIM®

AXIM® Biotechnologies, Inc. (OTC: AXIM) focuses on the research, development and production of cannabis-based pharmaceutical, nutraceutical and cosmetic products. Our flagship products include CanChew®, a CBD-based controlled release chewing gum, and MedChew Rx, a combination CBD/THC gum that is undergoing clinical trials for the treatment of pain and spasticity associated with multiple sclerosis. We prioritize the well-being of our customers while embracing a solid fiscal strategy. For more information, please visit www.AXIMBiotech.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Axim Biotechnologies, Inc. to be materially different from the statements made herein.

LEGAL DISCLOSURE

AXIM® Biotechnologies does not sell or distribute any products that are in violation of the United States Controlled Substances Act (US.CSA).

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